UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2005

Beverly National Corporation

(Exact name of registrant as specified in charter)

Massachusetts	33-22224-B	04-2832201
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Cabot Street, Beverly, Massachusetts	01915
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (978) 922-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (12 C.F.R. 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Form 8-K, Current Report

Beverly National Corporation

Section 1. Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On April 29, 2005, in connection with the resignation of Peter E. Simonsen as Treasurer and Chief Financial Officer of Beverly National Corporation (the “Corporation”) and Senior Vice President and Chief Financial Officer of Beverly National Bank (the “Bank”), the Corporation entered into a Resignation and Consulting Agreement with Mr. Simonsen (the “Agreement”). The Agreement provides, among other matters, for the payment to Mr. Simonsen of one year’s salary plus accrued vacation, Corporation-paid group insurance benefits for one year and consulting services to the Corporation by Mr. Simonsen for one year in consideration of the payment of consulting fees aggregating $32,821. This description of the Agreement is qualified in its entirety by reference to the Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

As a result of entering the Agreement, the Corporation expects to take a pre-tax charge of approximately $180,000 in the second quarter of 2005, or approximately $106,000 net of taxes, representing a charge of $0.06 per share to basic and diluted earnings.

Item 1.02. Termination of a Material Definitive Agreement.

The Agreement provides that it replaces and supercedes the Employment Agreement and Change in Control Agreement, each dated February 23, 2000, between Mr. Simonsen and the Bank and the Corporation, respectively.

Section 5. Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)	Not applicable.

(b)	On April 29, 2005, Peter E. Simonson resigned as Treasurer and Chief Financial Officer of the Corporation and Senior Vice President and Chief Financial Officer of the Bank.

(c)	Not applicable.

(d)	Not applicable.

Section 9. Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Exhibits

Exhibit Index

10.1	Resignation and Consulting Agreement by and between Beverly National Corporation and Peter E. Simonsen dated April 29, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: May 2, 2005	BEVERLY NATIONAL CORPORATION

	By:	/s/ Donat A. Fournier
Donat A. Fournier
President & Chief Executive Officer